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EXHIBIT 11.1



               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                   (in thousands, except per share amounts)


                                                             Three Months Ended
                                                                September 30,
                                                             ------------------
                                                             1996          1995
                                                             ----          ----
WEIGHTED AVERAGE SHARES
  Common shares outstanding                                 9,704         8,234
  Common equivalent shares, treasury stock method               -           496
                                                            -----         -----
                                                            9,704         8,730
                                                            =====         =====

NET INCOME (LOSS) PER COMMON SHARE

  Net income (loss)                                      $ (4,931)      $ 1,510

  Shares used in per common share computation               9,704         8,730

  Net income (loss) per common share                     $  (0.51)      $  0.17